Earnings Conference Call	07/17/03	DRAFT

Dave’s Initial Comments:

Good morning everyone. Thanks for joining us for our second quarter 2003 investor conference call. As always, we appreciate your interest in our company. Traci and I look forward to sharing our results and answering your questions.

The second quarter was much improved over both the second quarter of 2002 and the first quarter of 2003, with net income of $.07 per share. This more than offset our first quarter loss and resulted in net income of $.04 for the first 6 months of 2003. Revenues of $7.9 million were an improvement over the first quarter, but down relative to the second quarter of 2002. We also had operating cash flow of $0.5 million during the quarter. In light of the very difficult business environment, we were pleased with our performance.

We have yet to experience any significant upturn in demand, although we, like all of you, are hopeful we’ll see it soon. While our pipeline has improved, purchasing decisions by both new and prospective customers are still often being postponed. The competition for new customers is more intense than ever. Our existing customers remain loyal, but are demanding ever higher returns on their business system investments. And the uncertain economic and political environment remains a factor. That said, we continue to drive every part of our business to be more effective. Our team is clearly responding to the challenge.

Let me turn things over to Traci for a more in-depth look at our financial results. After she’s done, I’ll give you some further thoughts on the business and the outlook for the rest of the year. Traci?

Traci’s Comments:

Thanks, Dave.

Our revenues for the second quarter of 2003 were $7.9 million, up from $7.3 million in the first quarter but down from $8.5 million for the same quarter in 2002. Software license revenue for the quarter was $2.2 million compared to $1.7 million in the first quarter and $3.1 million in the second quarter of 2002. Services revenue was consistent with the first quarter of the year at $5.4 million, an improvement from $5.2 million in the second quarter of 2002.

For the six months ended June 30, 2003, revenues were $15.2 million compared to $15.9 million a year ago. Software license revenue decreased to $3.9 million compared to $5.1 million for the first six months of 2002 while services revenue increased to $10.8 million compared to $10.5 million in 2002.

The average direct contract was $93,000 in the quarter compared to $130,000 for the second quarter of 2002. Nearly 90% of new systems were sold through the direct channel, which is at the high end of our historical sales mix.

The gross profit margin for the quarter and the first six months of 2003 was 66%, which is consistent with the same periods in 2002. Software license margins for the quarter and the first six months are fairly flat to the prior year at 81%. Services margins improved to 62% from 58% in the prior year same quarter driven largely from our use of technology to improve delivery of the services.

Operating expenses for the quarter were 62% of revenues for 2003, down from 66% for the second quarter of 2002 or $ 4.9 million and $5.6 million, respectively. For the first six months of 2003, expenses were 65% of revenues, or $9.9 million, compared to 68% or $10.8 million in 2002. Our headcount, which is our primary operating expense, has declined to 199 employees compared to 220 employees at June 30, 2002.

For the quarter, we generated operating income of $294,000 compared to $60,000 for the same quarter of the prior year. Net income for the quarter was $342,000 or $.07 per share compared to $135,000 or $.03 per share in the second quarter of 2002. We also showed improved operating income from the first quarter of 2003 when we incurred a net loss of $120,000 or $.02 per share.

For the six months ended June 30, 2003, operating income and net income were $128,000 and $222,000, respectively or $.04 per share. For the six months ended June 30, 2002, operating loss was ($355,000) and the net loss was ($199,000) or ($.04) per share.

For the quarter we generated $500,000 of operating cash flow resulting in cash and investments of $17.2 million at June 30, 2003.

Accounts receivable net, were $5.4 million at June 30, 2003, and represents DSO of 61 days. DSO was 65 days at December 31, 2002.

Total shareholders’ equity was $12.3 million.

That concludes my comments on the financials.

Dave’s Comments Continued:

We’ve made good progress in improving our financial performance. And we have every intention of delivering additional improvements in the future, even without any dramatic upswing in the economy. For us, it’s about streamlining our business processes, finding new areas of revenue growth, executing our plans effectively, delivering new and better products and services, and bringing ever higher levels of value to our customers.

We anticipate that our financial performance for the second half of 2003 will exceed that of 2002, with modest revenue growth, improved profitability and positive cash flow. Our outlook is consistent with the one we offered in January. We believe our financial performance in 2003 will exceed that of 2002. Longer term, as the economy improves, we believe that small and midsize manufacturers and distributors will increase their investments in business systems to streamline operations, reduce costs and increase competitiveness, and that we will directly benefit.

Regarding the proposed transaction with Battery Ventures, we believed that finding a partner that shared our vision for the business and our passion for the small and midsize enterprise space, and had the financial resources, people and expertise to help us get there, was the right course of action. We evaluated many potential partners and selected the one that benefits our customers, our shareholders, and our employees to the greatest degree. In our view, Battery is the right partner for Made2Manage. Battery shares our vision for the company and our strong belief in the market. It has over $1.8 billion in committed capital and has built a strong reputation for helping companies achieve significant growth. Working together, I am confident that we can do great things. The shareholders meeting to vote on the Merger Agreement is scheduled to take place on July 30. If the shareholders approve the transaction, we expect it to close on or about August 7.

Traci and I are now ready to take your questions.

Operator will provide instructions:

At this time, the officers of the company would like to open the forum to any questions that you may have. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press 1 4 on your push-button phone. Should you wish to withdraw your question, press 1 3.

Your question will be taken in the order it is received. Please stand by for your first question. Your first question comes from (*Insert participant’s name here*). (*Insert participant’s name here*), please state your affiliation followed by your question.

(Based on time and/or number of individuals in queue, the operator will announce the final question as follows:)

Ladies and Gentlemen, we only have time for one more question. The last question will come from (*Insert Participant’s name here). Please state your affiliation followed by your question.

Dave’s Closing Comments

We appreciate your time this morning, and your confidence and support over the years. All of us at Made2Manage are looking forward to a bright future, one that includes an expanding leadership position in the small and midsize enterprise software market. Thank you.

Operator will close call:

Ladies and gentlemen, that concludes our conference for today. Thank you all for participating and have a nice day. All parties may disconnect now.